Exhibit 99.1

ADESA, Inc. Buys Back 3.2 Million Shares

Carmel, IN., October 29, 2004.—ADESA, Inc. (NYSE: KAR) today announced that the Company has purchased 3.2 million of its own shares from certain employee benefit plans of ALLETE, Inc., ADESA’s former parent.  The shares were purchased at an average price of $19.68 per share as part of the Company’s previously announced share repurchase program approved by its Board of Directors on August 30, 2004.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The Company’s operations span North America with 53 ADESA used vehicle auction sites, 28 Impact salvage vehicle auction sites and 81 AFC loan production offices. For further information on ADESA, Inc., visit the Company’s Web site at http://www.adesainc.com.